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                      January 11, 2021

       Tammy Romo
       Executive Vice President and Chief Financial Officer
       Southwest Airlines Co
       P.O. Box 36611
       Dallas, Texas 75235

                                                        Re: Southwest Airlines
Co
                                                            Form 10-K for the
Fiscal Year ended December 31, 2019
                                                            Filed February 4,
2020
                                                            File No. 001-07259

       Dear Ms. Romo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation